Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Fourth Quarter Highlights

•	Total revenue of $50.2 million, consistent with the prior year fourth quarter
•	U.S. revenue of $27.5 million, a 36% increase from the prior year fourth quarter
•	Net loss of $(203.6) million and adjusted net loss of $(2.5) million
•	Loss per diluted share of $(4.51) and adjusted loss per diluted share of $(0.06)
•	Adjusted EBITDA of $7.8 million and a 15% Adjusted EBITDA margin
•	Total liquidity of $80.1 million, comprised of $25.1 million in cash on hand and $55.0 million of revolver availability

HOUSTON, March 7, 2019 – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter and year ended December 31, 2018.

Financial Review

Fourth Quarter 2018 Financial Results

Revenues were $50.2 million for the quarter ended December 31, 2018, which was consistent with the fourth quarter of 2017. The Company reported an increase in revenue in the U.S. and international markets.  These increases were fully offset by lower volumes of fracturing systems product sales and services in Canada, where customer activity was negatively impacted by weather conditions and increasing commodity price differentials during the quarter, and where we are facing increased competition and pricing pressure. Total revenues decreased by 20% as compared to the third quarter of 2018 with an increase of 4% in the U.S. offset by a decrease of 34% in Canada and a decrease of 52% in other international countries.

During the fourth quarter of 2018, the Company recorded impairment charges of $154.0 million to goodwill and $73.5 million to intangible assets as a result of unfavorable oil and gas industry market conditions in late 2018 that have continued to persist into early 2019, and the related impact on expected customer activity levels, particularly in Canada.

Net loss was $(203.6) million, or $(4.51) per diluted share, for the quarter ended December 31, 2018, which included a net impact of $(227.1) million (after tax effect of ($201.1)  million, or ($4.45)  per diluted share) related to impairments, the change in fair value of contingent consideration and realized and unrealized foreign currency gains and losses. Adjusted net loss, which excludes these items, was $(2.5) million, or $(0.06) per diluted share, for the quarter ended December 31, 2018. This compares to a net loss of $(3.3) million, or $(0.08) per diluted share, in the fourth quarter of 2017, which included a net expense of $5.0 million ($3.7 million after tax, or $0.09 per diluted share) related to the change in fair value of contingent consideration and certain other items. Adjusted net income, which excludes these items, was $0.4 million, or $0.01 per diluted share, for the quarter ended December 31, 2017.

Adjusted EBITDA was $7.8 million for the quarter ended December 31, 2018,  a decrease of $(2.6) million as compared to the fourth quarter of 2017. Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, was $24.2 million, or 48% of total revenues, in the fourth quarter of 2018,  a decrease compared to $25.6 million, or 51% of total revenues, in the fourth quarter of 2017.  Selling, general and administrative (“SG&A”) expenses increased in the fourth quarter as compared to the prior year, primarily related to increases in personnel. Adjusted EBITDA margin for the quarter was 15%, as compared to 21% for the fourth quarter of 2017.

Full Year 2018 Financial Results

For the year ended December 31, 2018, the Company reported revenues of $227.0 million, an increase of $25.3 million, or 13% as compared to the year ended December 31, 2017.  Net loss was $(190.3) million for the year ended December 31, 2018 compared to net income of $2.1 million for the year ended December 31, 2017.  Excluding $199.7 million of impairments and other charges in 2018, adjusted net income was $9.3 million for the year ended December 31, 2018 compared to adjusted net income of $8.7 million for the year ended December 31, 2017. Adjusted EBITDA of $49.7 million for the year ended December 31, 2018 was an increase of $0.2 million as compared to the year ended December 31, 2017.

Capital Expenditures and Liquidity

The Company incurred capital expenditures of $5.8 million, net, for the fourth quarter of 2018 and $15.4 million, net, for the year ended December 31, 2018.

As of December 31, 2018, the Company had $25.1 million in cash, total availability under its revolving credit facility of $55.0 million and $25.7 million in total debt.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper, commented, “2018 was another exciting and successful year for NCS. We increased our revenue by 13% as compared to 2017 despite challenging market conditions in Canada. This was possible due to a 62% year-over-year increase in revenue in the U.S. and 43% year-over-year increase in revenue outside of North America. A few key highlights during the year include:

•	Sequential growth in U.S. product revenues in each quarter of 2018;
•	Our entry into the North Sea through our Frame Agreement with AkerBP for fracturing systems;
•	The commercialization of water soluble tracers in our tracer diagnostics business;
•	Expanding our tracer diagnostics offering into Latin America;
•	Introducing a new line of toe initiation sleeves within well construction; and
•	Introducing the Purple Seal Express frac plug deployment system.

We currently expect that customer budgets in the U.S. for 2019 will be below 2018 levels and that customer budgets in Canada will be materially lower in 2019, especially in the first half of the year. International markets appear to be more resilient, with current expectations for a modest increase in customer spending outside of North America. Our strategy is to continue to leverage our market positions in each of our fracturing systems, well construction, tracer diagnostics and Repeat Precision platforms, delivering the full breadth of our product and services offerings in each of the geographic markets in which we operate.

As we did in 2018, we expect to continue to bring new technologies to our customers that help them save money and operate more efficiently, providing us with the opportunity to enhance our market share. We also plan to penetrate new geographic markets and expand our presence in those markets that we recently entered.

These growth initiatives will be undertaken in a disciplined manner, as we expect to moderate the growth of our SG&A in 2019, reflecting the realization of investments that we have been making in our international footprint, our sales and business development teams and our research and development efforts.

In addition, we currently expect that our capital spending will be significantly reduced in 2019, having substantially completed the work on both our Tech Centre and our new enterprise resource planning system during 2018. We expect that this will allow us to generate free cash flow in 2019, which will serve to further enhance our strong balance sheet. By generating free cash flow and making disciplined investments in our business, we expect to be able to continue to improve our return on invested capital over time.

I’d like to thank our employees for their dedication and contributions, and I’d also like to thank our partners at Repeat Precision. We have the best team in the business and the right strategies in place to deliver value to our customers and create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income,  Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2018 results on Friday, March 8, 2019 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 3496856. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 3496856. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. NCS provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China, Russia, and the North Sea.  NCS’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following:  declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to accurately predict customer demand; impairment in the carrying value of long-lived assets and goodwill; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; losses and liabilities from uninsured or underinsured business activities; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of additional tariffs; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; complications with the design and implementation of our new enterprise resource planning system; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Product sales	$34,267	$30,304	$156,781	$144,666
Services	15,921	19,880	70,182	56,968
Total revenues	50,188	50,184	226,963	201,634
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	17,292	16,514	74,892	76,288
Cost of services, exclusive of depreciation and amortization expense shown below	8,693	8,081	33,414	22,504
Total cost of sales, exclusive of depreciation and amortization expense shown below	25,985	24,595	108,306	98,792
Selling, general and administrative expenses	20,305	18,135	82,813	64,707
Depreciation	1,318	1,139	4,747	3,193
Amortization	3,231	5,977	13,090	24,458
Change in fair value of contingent consideration	133	4,940	(2,872)	5,525
Impairments	227,543	—	227,543	—
(Loss) income from operations	(228,327)	(4,602)	(206,664)	4,959
Other income (expense)
Interest expense, net	(581)	(555)	(1,963)	(4,306)
Other income (expense), net	114	(47)	182	1,085
Foreign currency exchange gain	561	—	162	224
Total other income (expense)	94	(602)	(1,619)	(2,997)
(Loss) income before income tax	(228,233)	(5,204)	(208,283)	1,962
Income tax (benefit) expense	(26,189)	(1,352)	(23,052)	670
Net (loss) income	(202,044)	(3,852)	(185,231)	1,292
Net income attributable to non-controlling interest	1,521	(509)	5,086	(810)
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(203,565)	$(3,343)	$(190,317)	$2,102
(Loss) earnings per common share
Basic (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(4.51)	(0.08)	$(4.25)	$0.05
Diluted (loss) earnings per common share attributable to NCS Multistage Holdings, Inc.	$(4.51)	(0.08)	$(4.25)	$0.05
Weighted average common shares outstanding
Basic	45,088	43,912	44,788	40,484
Diluted	45,088	43,912	44,788	43,583

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$25,131	$33,809
Accounts receivable—trade, net	49,984	47,880
Inventories	32,753	33,135
Prepaid expenses and other current assets	2,037	1,616
Other current receivables	4,685	1,369
Total current assets	114,590	117,809
Noncurrent assets
Property and equipment, net	32,296	23,651
Goodwill	23,112	184,478
Identifiable intangibles, net	48,985	136,412
Deposits and other assets	1,392	1,563
Deferred income taxes, net	9,326	—
Total noncurrent assets	115,111	346,104
Total assets	$229,701	$463,913
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,167	$7,448
Accrued expenses	4,084	6,673
Income taxes payable	184	10,561
Current contingent consideration	9,963	—
Other current liabilities	1,991	1,673
Current maturities of long-term debt	2,236	5,334
Total current liabilities	25,625	31,689
Noncurrent liabilities
Long-term debt, less current maturities	23,455	21,702
Noncurrent contingent consideration	—	12,835
Other long-term liabilities	1,258	4,513
Deferred income taxes, net	3,132	24,183
Total noncurrent liabilities	27,845	63,233
Total liabilities	53,470	94,922
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, one share issued and outstanding at	—	—
December 31, 2018 and 2017
Common stock, $0.01 par value, 225,000,000 shares authorized, 45,100,771 shares issued and 45,072,463 shares outstanding at December 31, 2018 and 43,931,484 shares issued
and 43,913,136 shares outstanding at December 31, 2017	451	439
Additional paid-in capital	411,423	399,426
Accumulated other comprehensive loss	(84,030)	(66,707)
Retained (deficit) earnings	(166,206)	23,864
Treasury stock, at cost; 28,308 shares at December 31, 2018 and 18,348 shares
at December 31, 2017	(337)	(175)
Total stockholders’ equity	161,301	356,847
Non-controlling interest	14,930	12,144
Total equity	176,231	368,991
Total liabilities and stockholders' equity	$229,701	$463,913

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2018	2017
	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(185,231)	$1,292
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	17,837	27,651
Impairments	227,543	—
Amortization of deferred loan cost	334	444
Share-based compensation	10,930	6,108
Provision for inventory obsolescence	1,673	—
Deferred income tax benefit	(28,840)	(18,959)
Loss (gain) on sale of property and equipment	74	(33)
Foreign exchange gain on financing item	—	(1,760)
Write-off of deferred loan costs	—	1,422
Change in fair value of contingent consideration	(2,872)	5,525
Provision for doubtful accounts	304	—
Changes in operating assets and liabilities:
Accounts receivable—trade	(4,213)	(9,490)
Inventories	(2,949)	(10,608)
Prepaid expenses and other assets	(624)	(114)
Accounts payable—trade	219	(3,755)
Accrued expenses	(2,430)	2,843
Other liabilities	(620)	(247)
Income taxes receivable/payable	(17,109)	15,795
Net cash provided by operating activities	14,026	16,114
Cash flows from investing activities
Purchases of property and equipment	(11,134)	(5,366)
Purchase and development of software and technology	(4,675)	(54)
Proceeds from sales of property and equipment	399	354
Proceeds from short-term note receivable	—	1,000
Acquisitions of businesses, net of cash acquired	—	(81,155)
Net cash used by investing activities	(15,410)	(85,221)
Cash flows from financing activities
Equipment note borrowings	1,988	1,533
Payments on equipment note and capital leases	(2,422)	(704)
Promissory note borrowings	5,360	8,995
Payments on promissory note	(8,673)	(5,682)
Line of credit borrowings	—	20,000
Payment of deferred loan cost related to senior secured credit facility	—	(971)
Payments related to public offering	—	(2,178)
Proceeds from related party note receivable	—	752
Repayment of term note	—	(89,077)
Proceeds from issuance of common stock, net of offering costs	—	151,356
Proceeds from the exercise of options for common stock, net	1,079	9
Treasury shares withheld	(162)	—
Distribution to non-controlling interest	(2,300)	—
Net cash (used) provided by financing activities	(5,130)	84,033
Effect of exchange rate changes on cash and cash equivalents	(2,164)	608
Net change in cash and cash equivalents	(8,678)	15,534
Cash and cash equivalents beginning of period	33,809	18,275
Cash and cash equivalents end of period	$25,131	$33,809
Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	$1,373	$3,023
Cash paid for income taxes (net of refunds)	$22,356	$4,033
Noncash investing and financing activities
Issuance of common stock for business acquisition	$—	$6,907
Assets obtained by entering into capital leases	$2,603	$1,092
Changes in accounts payable related to capital expenditures	$783	$—

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net,  income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of impairments and share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted Net (Loss) Income is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net (Loss) Earnings per Diluted Share is defined as Adjusted Net (Loss) Income divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash provided by (used in) operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statement of cash flows. We believe that Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income and Adjusted Net (Loss) Earnings per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net (Loss) Income, Adjusted Net (Loss) Earnings per Diluted Share and Free Cash Flow (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations, cash provided by operating activities or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss),  cash provided by operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

ADJUSTED NET (LOSS) INCOME AND ADJUSTED NET (LOSS) EARNINGS PER DILUTED SHARE

	Three Months Ended				Year Ended
	December 31, 2018		December 31, 2017		December 31, 2018		December 31, 2017
	Effect on Net Loss (After- Tax)	Impact on Diluted Loss Per Share	Effect on Net (Loss) Income (After- Tax)	Impact on Diluted (Loss) Earnings Per Share	Effect on Net (Loss) Income (After- Tax)	Impact on Diluted (Loss) Earnings Per Share	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share
Net (loss) income attributable to NCS Multistage Holdings, Inc.	$(203,565)	$(4.51)	$(3,343)	$(0.08)	$(190,317)	$(4.25)	$2,102	$0.05
Adjustments (after tax)
Impairments (a)	201,433	4.46	—	—	202,359	4.52	—	—
Write-off of debt issuance costs (b)	—	—	—	—	—	—	936	0.02
IPO-related professional expense (c)	—	—	32	—	—	—	1,517	0.03
Acquisition and merger costs (d)	—	—	(18)	—	—	—	669	0.02
Realized and unrealized (gains) losses (e)	(478)	(0.01)	49	—	(153)	(0.01)	(169)	—
Change in fair value of contingent consideration (f)	118	—	3,657	0.09	(2,554)	(0.06)	3,638	0.08
Adjusted net (loss) income attributable to NCS Multistage Holdings, Inc.	$(2,492)	$(0.06)	$377	$0.01	$9,335	$0.20	$8,693	$0.20

_____________________

(a)	Represents non-cash impairment charges for goodwill and intangible assets as the fair values were lower than the carrying values.
(b)

Includes the remaining deferred loan costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the initial public offering (“IPO”) during the second quarter of 2017.

(c)	Represents non-capitalizable costs of professional services incurred in connection with our IPO.
(d)	Represents costs of professional services incurred in connection with our acquisitions of Spectrum Tracer Services, LLC and a 50% interest in Repeat Precision, LLC.
(e)	Represents realized and unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(f)	Represents the change in the fair value of the earn-outs associated with our acquisitions.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net (loss) income	$(202,044)	$(3,852)	$(185,231)	$1,292
Income tax (benefit) expense	(26,189)	(1,352)	(23,052)	670
Interest expense, net (a)	581	555	1,963	4,306
Depreciation	1,318	1,139	4,747	3,193
Amortization	3,231	5,977	13,090	24,458
EBITDA	(223,103)	2,467	(188,483)	33,919
Impairments (b)	227,543	—	227,543	—
Share-based compensation (c)	2,733	2,219	10,930	6,108
Professional fees (d)	294	533	1,542	3,870
Unrealized foreign currency (gain) loss (e)	(693)	(3,169)	1,479	17,006
Realized foreign currency loss (gain) (f)	132	3,169	(1,641)	(17,230)
Change in fair value of contingent consideration (g)	133	4,940	(2,872)	5,525
Other (h)	713	234	1,241	300
Adjusted EBITDA	$7,752	$10,393	$49,739	$49,498
Adjusted EBITDA Margin	15%	21%	22%	25%

_____________________

(a)

Includes the remaining deferred loan costs of $1,422 related to the prior credit agreement that were expensed when the debt was repaid with a portion of our net proceeds from the IPO during the second quarter of 2017.

(b)	Represents non-cash impairment charges for goodwill and intangible assets as the fair values were lower than the carrying values.
(c)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(d)	Represents non-capitalizable costs of professional services incurred in connection with our IPO, financings, refinancings, legal proceedings and the evaluation of proposed and completed acquisitions.
(e)	Represents unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(f)	Represents realized foreign currency translation gains and losses with respect to principal and interest payments related to our indebtedness.
(g)	Represents the change in the fair value of the earn-outs associated with our acquisitions.
(h)

Represents the impact of a research and development subsidy that is included in income tax (benefit) expense in accordance with GAAP, fees incurred in connection with refinancing our credit facilities, arbitration awards, board of directors fees and travel expenses prior to our IPO, as permitted by the terms of our prior credit agreement, and other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

REVENUE BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
United States
Product sales	$19,447	$8,525	$67,458	$41,261
Services	8,008	11,616	35,984	22,659
Total United States	27,455	20,141	103,442	63,920
Canada
Product sales	13,218	21,762	80,871	96,716
Services	6,040	7,611	28,607	31,183
Total Canada	19,258	29,373	109,478	127,899
Other Countries
Product sales	1,602	17	8,452	6,689
Services	1,873	653	5,591	3,126
Total Other Countries	3,475	670	14,043	9,815
Total
Product sales	34,267	30,304	156,781	144,666
Services	15,921	19,880	70,182	56,968
Total	$50,188	$50,184	$226,963	$201,634